Exhibit 10.9

STOCK OPTION GRANT AGREEMENT

THIS GRANT AGREEMENT is made as of the _____ day of _______________, _____, by and between PREMIER COMMUNITY BANKSHARES, INC., a Virginia corporation (the Company) and _________________________ (Employee).

1.

Grant of Options.  The Company, in accordance with the 2002 Long-Term Incentive Plan adopted by the Directors of the Company on October 9, 2001 and approved by the shareholders of the Company on May 7, 2002 (the Plan), hereby grants to Employee the option (Option) to purchase __________ shares of its Common Stock at the purchase price of $__________ per share.  Of these shares, __________ shares shall be considered incentive stock options, and __________ shares shall be considered non-qualified stock options.

2.

Duration of Options.  The Option granted herein shall in no event be exercisable later than ten years from the date hereof.

3.

Vesting of Options.  Each Option shall vest in increments as follows, 20% of shares  vested on grant date and 20% vested annually on the grant anniversary date over the next four years, such installments to be cumulative, so that when the right to acquire any shares has accrued, the actual exercise date may occur at any time thereafter until the termination of the option.

In the event of a change in control, wherein another company, corporation, individual, partnership or other entity obtains 20% or more of the voting stock of the Bank, 100% of the shares subject to this grant shall become vested immediately upon the date the change takes place.

4.

Termination of Employment, Retirement, Death or Cancellation.  In the event that Employee’s employment is terminated for a reason other than retirement or death, the option must be exercised no later than three (3) months after Employee has ceased to be an employee of the Company or any of its subsidiaries or, if earlier, no later than the expiration date of the option.  In the event that Employee retires or dies while employed by the Company or any of its subsidiaries, the Option shall be exercised by Employee or by the person designated in his or her will or by his or her proper legal representative within one (1) year following Employee's death or retirement, but in no event later than the expiration date of the Option.  Failure to exercise an outstanding incentive stock option within ninety (90) days of retirement shall result in such option becoming a non-qualified option.

The Option shall be canceled upon the termination of Employee's employment if the Company determines that such termination is for deliberate, willful or gross misconduct.

The Option shall be canceled (whether or not Employee's employment is terminated) if the Company determines that (1) Employee has improperly disclosed confidential information of the Company or its subsidiaries and he or she is so notified (Unauthorized Disclosure); or (2) Employee has directly or indirectly induced an employee of the Company or its subsidiaries to work elsewhere (Improper Inducement).  In addition, the option shall be canceled if Employee, within a period of twelve (12) months from the date of his or her termination, engages directly or indirectly, either for himself or for any other person, partnership, corporation, company or entity, or participates in any enterprise involved in the business of banking within the United States (Inappropriate Competition).  For this Section 4, the term "participate" shall include lending one's name to, acting as a consultant or advisor to, or acquiring any direct or indirect interest in any enterprise, whether as a stockholder, partner, officer, director, employee or otherwise (other than by ownership of less than 2% of the stock of a publicly-held corporation).

If the Company determines that Employee has engaged in an Improper Inducement, Unauthorized Disclosure, or Inappropriate Competition (Bad Behavior), and this Option has been exercised in whole or in part between the date which is twelve months before and twelve months after the date of the Bad Behavior as determined by the Company, then Employee shall remit to the Company, within twenty (20) days of the mailing of a written notice by the Company to Employee at his or her last known address, an amount equal to the difference between the exercise price of the Option or the portion exercised and the fair market value of the stock received upon such exercise on the date the Option was exercised.

5.

Certificate of Compliance.  As of the date hereof, Employee certifies that he or she has not violated any of the conditions set forth in Section 4 above.

6.

Incorporation by Reference. All the terms, conditions and limitations contained in the 2002 Long-Term Incentive Plan are hereby incorporated by reference into this Grant Agreement as if fully set forth herein.

7.

Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PREMIER COMMUNITY BANKSHARES, INC.

By:_________________________________

Its:_________________________________

The undersigned hereby accepts the foregoing options and terms and conditions thereof.

_______________________________________

Employee

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